1140 Pearl Street, Boulder, Colorado 80302

Exhibit 99.1

NEWS RELEASE for April 2, 2007 Contacts for Incentra Solutions:	Incentra Solutions, Inc.
Allen & Caron Inc. Jill Bertotti (investors) jill@allencaron.com Len Hall (financial media) len@allencaron.com (949) 474-4300	Anthony DiPaolo Chief Financial Officer adipaolo@incentrasolutions.com (720) 566-5000

INCENTRA SOLUTIONS REPORTS 2006 FOURTH QUARTER, YEAR-END RESULTS

Year-over-Year Revenues from Continuing Operations Increase 121% and 76%, Respectively;
Service Revenues Grow 61% and 29%

Boulder, CO, April 2, 2007 – Incentra Solutions, Inc. (OTCBB: ICNS), a provider of complete IT and storage management solutions to enterprises and managed service providers in North America and Europe, today announced results for its fourth quarter and year ended December 31, 2006. Total revenues from continuing operations for the 2006 fourth quarter increased 121 percent to $24.1 million, up from $10.9 million for the 2005 fourth quarter, and up 50 percent sequentially from the third quarter of this year. For the full year, total revenues from continuing operations rose 76 percent to $66.6 million, up from $37.9 million for 2005. Results from continuing operations for all periods exclude the operating results of the Company’s former Front Porch Digital Broadcast and Media business, which was sold in July 2006.

     Chairman and CEO Thomas P. Sweeney said that with the completion of the Front Porch Digital sale, Incentra is now completely focused on the continued expansion of its enterprise IT and storage business in the mid-tier enterprise market.

     “Over the past two years, we have successfully completed four acquisitions and positioned the Company to exceed $100 million in revenue in 2007,” Sweeney added. “We have created a business that has expanded service capabilities, accelerating gross margins, an increasing mix of service revenue, and a rapidly growing base of recurring managed service revenue. We also strengthened the Company’s infrastructure in 2006 by making investments in systems, processes and standardization that will enable us to scale our business to support our organic growth, as well as additional acquisitions.

     “We are realizing the acquisition synergies we anticipated and our concentration on the mid-tier enterprise market is producing the results we expected,” Sweeney said. “Services revenues and the gross margins at the acquired companies are growing at double-digit rates. Our expanded 50-person direct sales force is driving upper-end product sales and margins, as well as increasing the sales of our higher margin managed services, professional services, First Call and Enhanced First Call offerings. Compared to 2005, product revenues increased 139 percent for the fourth quarter of 2006 and 93 percent for the full year, and service revenues rose year over year 61 percent for the fourth quarter and 29 percent for the full year. In addition to the rapid increase in sales, the best evidence of our success is in our gross margins.”

     Overall gross margin in the 2006 fourth quarter was 24.1 percent, up solidly from 21.9 percent in the 2005 fourth quarter, and up sharply from the 20.5 percent reported in the third quarter of 2006. Services gross margin in the fourth quarter of 2006 was 30 percent up from 26 percent in the prior year fourth quarter. Driven by a higher mix of storage and networking solutions sales, product gross margin in the fourth quarter of 2006 increased more than 2 percentage points to 22.9 percent, up from 20.7 percent in the 2005 fourth quarter.

     Net loss applicable to common shareholders for 2006 decreased to $5.5 million from $16.8 million for 2005. The significant decrease in loss in 2006 was due to the $15.4 million gain recognized on the sale of Front Porch Digital. Net loss applicable to common shareholders for the 2006 fourth quarter decreased to $4.5 million from $7.0 million for the comparable prior year period. Included in the 2005 fourth quarter loss was an impairment charge of $4.2 million. The loss for the 2006 fourth quarter included $1.0 million of severance costs and other charges. Excluding those charges, as well as considering other cost reducing efforts during the fourth quarter, SG&A expense levels on a going forward basis are expected to run at a lower rate than 2006 and are in line with the Company’s expected growth. Excluding the incremental SG&A expenses of any companies acquired in 2007, SG&A expenses are not expected to increase in 2007 as the Company has made the necessary investments in staff and business processes so that its current cost levels should be adequate to support its organic and acquisition related growth plan.

     “2006 was a pivotal year for Incentra,” Sweeney added. “In addition to the financial accomplishments, we also invested heavily in the future growth of Incentra and in strengthening the Company’s infrastructure and internal systems. We’ve integrated the two acquisitions we made earlier in the year; eliminated duplications in staff and the associated costs, invested in the further development of GridWorks and other key products; completed the implementation of a common financial accounting and reporting system throughout the Company; and standardized our customer relationship management (CRM) and sales quotation systems.”

Outlook for 2007:

     Exclusive of any acquisitions, Incentra expects 2007 revenue to be between $110 million and $120 million, approximately 65 to 80 percent higher than revenue in 2006, and the Company believes it will be cash positive for the year. Incentra will receive an additional $3 million in 2007 related to the sale of the Front Porch Digital business and it believes its cash on-hand and working capital facility combined with its operating and non-operating cash flows are sufficient to support its business operations and growth plans for 2007.

     “Throughout 2007, we will continue to evaluate acquisition opportunities, focus on growing our service revenues, and concentrate on increasing third-party product revenues while maintaining our strong gross margin levels,” Sweeney added. “We are very optimistic about our managed services business as we see continued growth in the number of servers, data centers, and terabytes of data we manage, all of which are excellent indicators of the recurring revenue potential of that business.”

Conference Call Information

As previously announced, management will host a conference call to be broadcast live on the Internet at 11:30 a.m. (Eastern time) on Tuesday, April 3, 2007. The dial-in number for the call from locations in North America is 1-800-936-9754, and for callers outside North America, the dial-in number for the call is 1-973-935-2048. You may also access the live webcast on the Company/Investors section of the Company’s website, www.incentrasolutions.com, under “Conference Call and Webcasts.” Additionally, an archive of the conference call will be available on this site.

About Incentra Solutions, Inc.
Incentra Solutions, Inc. (www.incentrasolutions.com) (OTCBB:ICNS) is a provider of complete IT & storage management solutions to enterprises and managed service providers in North America and Europe. Incentra’s complete solution includes managed services, professional services, hardware and software products with the Company’s First Call and Enhanced First Call support services, IT outsourcing solutions and financing options.

Incentra Solutions Forward Looking Statements
Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the Company’s inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the Company’s business. For further information on factors which could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

TABLE FOLLOWS

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three months Ended		Years Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
REVENUES:	(unaudited)	(unaudited)
Products	$20,038,785	$8,390,206	$53,084,909	$27,440,335
Services	4,043,635	2,516,862	13,547,245	10,494,293

TOTAL REVENUE	$24,082,420	$10,907,068	$66,632,154	$37,934,628
Cost of revenue:
Products	15,448,873	6,649,775	42,796,950	22,802,707
Services	2,835,184	1,863,395	9,577,487	6,980,888

TOTAL COST OF REVENUE	18,284,057	8,513,170	52,374,437	29,783,595
GROSS MARGIN	5,798,363	2,393,898	14,257,717	8,151,033
Total operating expenses	9,071,396	9,043,261	27,318,093	19,736,447
OPERATING LOSS FROM CONTINUING OPERATIONS	(3,273,033)	(6,649,363)	(13,060,376)	(11,585,414)
Other income (expense)
Interest expense, net	(534,946)	(671,436)	(2,884,977)	(2,420,620)
Loss on early extinguishment of debt	-	-	(2,956,606)	-
Other, net	(53,526)	41,654	64,323	357,223

LOSS FROM CONTINUING OPERATIONS	(3,861,504)	(7,279,146)	(18,837,636)	(13,648,811)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	29,224	968,691	16,004,486	(576,746)
NET LOSS	(3,832,281)	(6,310,455)	(2,833,150)	(14,225,557)
Accretion of convertible redeemable preferred stock	(654,390)	(654,390)	(2,617,566)	(2,617,566)
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	(4,486,671)	(6,964,847)	(5,450,716)	(16,843,123)
Weighted average common shares outstanding	13,320,576	13,321,793	13,643,447	12,541,642
Basic and diluted net loss per share applicable to common shareholders:
Loss from continuing operations	$(0.34)	$(0.60)	$(1.57)	$(1.29)
Income ( loss ) from discontinued operations	$0.00	$0.08	$1.17	$(0.05)
Net loss per share - basic and diluted	$(0.34)	$(0.52)	$(0.40)	$(1.34)

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